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                                                                EXHIBIT(a)(5)(x)

                                              Northrop Grumman Corporation
                                              Public Information
NEWS                                          1840 Century Park East
[LOGO OF NORTHROP GRUMMAN CORPORATION]        Los Angeles, California 90067-2199
                                              Telephone 310-553-6262
                                              Fax 310-556-4561


                                              Contact:  Jim Taft
                                                        (310) 201-3335



For Immediate Release

NORTHROP GRUMMAN FILES
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WITH EUROPEAN UNION
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    LOS ANGELES -- Feb. 22, 2001 -- Northrop Grumman Corporation (NYSE:NOC) has
announced that it provided European Union (EU) regulatory authorities today with the necessary filings related to its pending acquisition of Litton Industries Inc. (NYSE: LIT). The normal time period required to complete this EU regulatory review would expire on March 23, 2001.

    On Dec. 21, 2000, Northrop Grumman and Litton jointly announced that they had signed a definitive agreement under which Northrop Grumman will acquire Litton in a transaction valued at approximately $5.1 billion.

    Northrop Grumman Corporation, headquartered in Los Angeles, is a world-class, high technology company providing innovative solutions in systems integration, defense electronics and information technology for its U.S. and international military, government and commercial customers, as a prime contractor, principal subcontractor, team member of preferred supplier. The company had revenues of $7.6 billion in 2000 and has a workforce of approximately 39,000 employees.

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    NNG, Inc., a wholly-owned subsidiary of Northrop Grumman Corporation, has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (the "SEC") in connection with its offer to purchase or exchange all of the outstanding capital stock of Litton Industries, Inc. Litton stockholders should read such Registration Statement and any other relevant documents filed with the SEC carefully before making any decisions with respect to the offer to purchase or exchange because these documents contain important information. Copies of the Registration Statement and any related documents filed with the SEC can be obtained free of charge at the website maintained by the SEC at www.sec.gov.